                           OFFER TO PURCHASE FOR CASH
                       22,562,135 SHARES OF COMMON STOCK
                                       OF
                            ESSEX INTERNATIONAL INC.
                                       AT
                              $32.00 NET PER SHARE
                                       BY
                             SUT ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                             SUPERIOR TELECOM INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 25, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS AND IS ALSO SUBJECT TO A FINANCING CONTINGENCY AND OTHER CUSTOMARY CLOSING CONDITIONS.

                            ------------------------

THE BOARD OF DIRECTORS OF ESSEX INTERNATIONAL INC. (THE "COMPANY") HAS APPROVED
 AND FOUND ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
   THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE
     TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST
      INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT
       STOCKHOLDERS ACCEPT THE OFFER        AND TENDER THEIR SHARES
                             PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $0.01 per share (the "Shares"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and
(a) mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 BT Wolfensohn

                          A DIVISION OF BT ALEX. BROWN

October 28, 1998

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
INTRODUCTION....................................................................................................           1
       1.  Terms of the Offer; Proration; Expiration Date.......................................................           3
       2.  Acceptance for Payment and Payment for Shares........................................................           4
       3.  Procedures for Accepting the Offer and Tendering Shares..............................................           5
       4.  Withdrawal Rights....................................................................................           8
       5.  Certain Federal Income Tax Consequences..............................................................           8
       6.  Price Range of Shares; Dividends.....................................................................           9
       7.  Certain Information Concerning the Company...........................................................          10
       8.  Certain Information Concerning Purchaser and Parent..................................................          13
       9.  Financing of the Offer and the Merger................................................................          15
      10.  Background of the Offer; Contacts with the Company; The Merger Agreement; Stockholders Agreement;
           Voting Agreement.....................................................................................          17
      11.  Purpose of the Offer; Plans for the Company After the Offer and the Merger...........................          28
      12.  Dividends and Distributions..........................................................................          30
      13.  Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration.....          30
      14.  Certain Conditions of the Offer......................................................................          31
      15.  Certain Legal Matters and Regulatory Approvals.......................................................          33
      16.  Fees and Expenses....................................................................................          35
      17.  Miscellaneous........................................................................................          36

SCHEDULE I

    DIRECTORS AND EXECUTIVE OFFICERS OF ALPINE,
      PARENT AND PURCHASER......................................................................................          37

To the Holders of Common Stock of
  ESSEX INTERNATIONAL INC.:

                                  INTRODUCTION

    SUT Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a wholly owned subsidiary of Superior TeleCom Inc., a corporation organized and existing under the laws of the State of Delaware ("Parent"), hereby offers to purchase up to 22,562,135 (the "Offered Number") shares of common stock, par value $0.01 per share ("Company Common Stock" or "Shares"), of Essex International Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), at a price of $32.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer or other similar taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of BT Wolfensohn (a division of BT Alex. Brown Incorporated), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), American Stock Transfer & Trust Company (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND IS ALSO SUBJECT TO A FINANCING CONTINGENCY AND OTHER CUSTOMARY CLOSING CONDITIONS. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 21, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent.

    Following completion of the Offer, the Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions set forth therein, including the approval and adoption of the Merger Agreement by the Company's stockholders, the remaining Shares will be converted in the Merger into shares of Series A Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share ("Parent Preferred Stock"), of Parent. As more completely described below, if fewer than the Offered Number of Shares is purchased in the Offer, the remaining Company stockholders will receive in the Merger shares of Parent Preferred Stock and cash for their Shares so that the aggregate cash and stock consideration paid in the Offer and the Merger combined is the same as if the Offer had been fully subscribed. At the effective time of the Merger (the "Effective Time"), each remaining outstanding Share (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company (collectively, "Ineligible Shares") and other than Shares held by stockholders who have demanded and perfected appraisal rights, if any, under Delaware Law ("Dissenting Shares")) will be converted automatically into the right to receive (i) 0.64 of a fully paid and non-assessable share of Parent Preferred Stock (the "Exchange Ratio"); provided, however, that if Purchaser accepts for payment and pays for less than the Offered Number of Shares in the Offer (the number of Shares so accepted for payment and paid for being referred to herein as the "Accepted Share Number"), then the Exchange Ratio will be adjusted (the "Adjusted Exchange Ratio") and the Adjusted Exchange Ratio will be equal to the product of the Exchange Ratio and a fraction (A) the numerator of which is equal to (x) the number of outstanding Shares immediately prior to the Effective Time (excluding Ineligible Shares) (the "Final Outstanding Number") plus (y) the Accepted Share Number minus (z) the Offered Number and (B) the denominator of which is the Final Outstanding Number and (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding proviso, an amount in cash equal to the product of the Per Share Amount and a fraction (A) the numerator of which is the amount by which the Offered Number exceeds the Accepted Share Number and (B) the denominator of which is the Final Outstanding Number. The Merger Agreement is more fully described in Section 10.

    The Merger Agreement provides that, promptly upon the acceptance for payment by Purchaser of Shares purchased pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Purchaser will be entitled to designate such number of directors, rounded up to the next greatest whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (including Purchaser's designees) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the number of Shares then outstanding; provided, however, that, until the Effective Time, the Board will maintain at least one current director who is not an executive officer of the Company. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors. See Section 10.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 10. A Prospectus/Proxy Statement (as defined in Section 10) (which will constitute a prospectus for the Parent Preferred Stock issuable in the Merger, the Parent Common Stock (as defined below) issuable upon conversion thereof and Parent's
8- 1/2% Convertible Subordinated Exchange Debentures due 2013 (the "Exchange Debentures") issuable upon exchange of the Parent Preferred Stock) containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting to be called by the Company to vote on the Merger. Purchaser will vote all Shares acquired pursuant to the Offer in favor of the Merger. Under Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

    In connection with the execution of the Merger Agreement, Parent and Purchaser entered into a Stockholders Agreement, dated as of October 21, 1998 (the "Stockholders Agreement"), with certain stockholders of the Company, including Bessemer Holdings, L.P. and certain affiliates thereof (the "Stockholders"). Under the Stockholders Agreement, each of the Stockholders has, among other things, (i) agreed to tender pursuant to the Offer all Shares owned by him or it, (ii) granted to Purchaser an irrevocable option, subject to the terms and conditions of the Stockholders Agreement, to purchase such Shares for a cash purchase price per Share equal to the Per Share Amount, (iii) agreed to vote such Shares in favor of the Merger and the Merger Agreement and (iv) granted to Parent and certain officers of Parent an irrevocable proxy to vote such Shares in favor of the transactions contemplated by the Merger Agreement. The Shares owned by the Stockholders and subject to the Stockholders Agreement, 13,254,187 Shares, constituted approximately 47.7% of the Shares represented by the Company to be outstanding as of October 20, 1998. As a result of the Stockholders Agreement, Purchaser, Parent and The Alpine Group, Inc., a Delaware corporation and the 50.1% owner of Parent ("Alpine"), are deemed to be the beneficial owners of such Shares. See Section 10.

    In addition, the consummation of the Merger is subject to the approval and adoption of the Parent Preferred Stock Matters (as defined in Section 10) by the requisite vote of the stockholders of Parent. The Prospectus/Proxy Statement will also be furnished to stockholders of Parent in connection with a special meeting to be called by Parent to vote on the Parent Preferred Stock Matters. See Section 10. Pursuant to a letter agreement, dated October 21, 1998, from Alpine to the Company (the "Voting Agreement"), Alpine has, among other things, agreed that it will, at any such meeting (or in connection with any written consent of such stockholders), vote (or cause to be voted) all shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent then held of record by Alpine or which Alpine has the right to vote in favor of the Parent Preferred Stock Matters. See Section 10.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares (up to the Offered Number) validly tendered on or prior to the Expiration Date (as defined below) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, November 25, 1998; provided, however, that Purchaser may, without the consent of the Company (but subject to the terms and conditions of the Merger Agreement, as described below), extend the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

    If more than the Offered Number of Shares is validly tendered on or prior to the Expiration Date and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered on or prior to the Expiration Date and not withdrawn.

    Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, Purchaser would not expect to announce the final results of proration until approximately seven New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary and may also be able to obtain such preliminary information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

    Purchaser may, without the consent of the Company, (A) extend the Offer in increments of up to ten business days each if at the Expiration Date the Minimum Condition has not been satisfied or any of the other conditions set forth in
Section 14 hereof have not been satisfied or waived, until such time as such conditions are satisfied or waived, and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") applicable to the Offer. Under certain circumstances, Purchaser will be required to extend the Expiration Date at the Company's request, as described in Section 10. Purchaser is required to give oral or written notice of any such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering stockholder to withdraw his, her or its Shares. See Section 4.

    Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, or to terminate the Offer and not accept for payment, or not pay for, any Shares if, at the Expiration Date, any of the conditions specified in Section 14 exists and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) decrease the Per Share Amount payable in the Offer, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) modify the conditions to the Offer set forth in Section 14 or impose conditions to the Offer in addition to those set forth in Section 14, (v) modify or waive the Minimum Condition or (vi) extend the Offer except as provided above and in Section 10. Purchaser acknowledges that (i) Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase or decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such increase or decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such increase or decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a day on which banks in New York City are required or authorized to be closed and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn promptly after the later to occur of
(i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the Commission and to the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of Shares validly tendered and not withdrawn. See Section
1. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including because of proration), Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or that signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary on or prior to the Expiration Date as provided below; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 28,
1998). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER ("BACKUP WITHHOLDING") UNLESS SUCH STOCKHOLDER PROVIDES THE DEPOSITARY WITH APPROPRIATE CERTIFICATION SUCH AS THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND A CERTIFICATION THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4. WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the offer, may also be withdrawn at any time after December 28, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer and the receipt of Parent Preferred Stock or a combination of Parent Preferred Stock and cash pursuant to the Merger will be a taxable transaction to the stockholders of the Company for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. This will be the case whether a stockholder sells Shares pursuant to the Offer, the Merger or both. The Merger Agreement provides that, under certain circumstances and conditions, convertible preferred securities having economic and other material terms and conditions equivalent to the Parent Preferred Stock may be substituted for the Parent Preferred Stock to be issued in the Merger. References in this section to Parent Preferred Stock shall refer to such convertible preferred securities in the event of such substitution.

    A tendering stockholder whose Shares are accepted for sale pursuant to the Offer generally will recognize gain or loss on the date the Offer is consummated equal to the difference between such stockholder's tax basis in the Shares accepted for purchase and the amount of cash received in exchange therefor. A stockholder who receives Parent Preferred Stock or a combination of Parent Preferred Stock and cash in exchange for Shares pursuant to the Merger will recognize gain or loss at the Effective Time in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of the Parent Preferred Stock received by the stockholder at the Effective Time and (ii) such stockholder's tax basis in the Shares surrendered. A stockholder's tax basis in Parent Preferred Stock will be equal to the fair market value of such stock at the Effective Time.

    Gain or loss will be capital gain or loss if the Shares were capital assets in the hands of the stockholder, and will be long-term capital gain or loss if, at the time of the exchange, the Shares were held by the stockholder for more than 12 months. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations.

    The Merger will not be a taxable transaction to Purchaser, Parent or the Company.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares have been listed and traded principally on the NYSE since April 18, 1997 under the symbol "SXC." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. The Company has not paid any dividends on the Shares during the periods set forth below.

                                                                                                          HIGH             LOW
                                                                                                        -------         ---------
1997:
Second Quarter (April 18-June 30)...............................................................  $      28  1/4        $      17
Third Quarter...................................................................................         40                    25
Fourth Quarter..................................................................................         38  7/8               29
1998:
First Quarter...................................................................................         40  7/8               30
Second Quarter..................................................................................         41  3/16              19
Third Quarter...................................................................................         28  1/4               16
Fourth Quarter (through October 27).............................................................         28  1/2               13


1997:
Second Quarter (April 18-June 30)...............................................................
Third Quarter...................................................................................  1/2
Fourth Quarter..................................................................................
1998:
First Quarter...................................................................................
Second Quarter..................................................................................  1/2
Third Quarter...................................................................................  5/8
Fourth Quarter (through October 27).............................................................  7/8

    On October 21, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $23 3/16. On October 27, 1998, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on the NYSE was $28 7/16.

    Stockholders are urged to obtain a current market quotation for the Shares.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Purchaser, Parent or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser and Parent.

    GENERAL. The Company is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 1601 Wall Street, Fort Wayne, Indiana 46802. The Company is a holding company that operates exclusively through Essex Group, Inc., a Michigan corporation and the Company's wholly owned subsidiary ("Essex"). Essex was founded in 1930 and is principally engaged in the development, manufacture and distribution of electrical wire and cable and insulation products to over 11,000 customers worldwide in a wide range of industrial markets from its 28 manufacturing facilities and 38 service centers located throughout the United States and Canada. Among its products are: building wire for commercial and residential construction applications; magnet wire and insulation materials for electromechanical devices such as motors, transformers and electrical controls; copper voice and datacom wire; industrial wire for applications in construction, appliances, recreational vehicles and industrial facilities; and automotive wire and specialty wiring assemblies for automobiles and trucks.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Form 10-Q"). More comprehensive information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                   ESSEX INTERNATIONAL INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,            JUNE 30,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                                  (UNAUDITED)
                                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Net sales..................................................  $ 1,201.7  $ 1,332.0  $ 1,701.3  $   864.1  $   755.0
Income from operations.....................................       76.7      106.5      177.5       92.2       80.0
Income before extraordinary charge.........................       13.3       37.5       84.0       42.7       39.4
Extraordinary charge--debt retirement, net of income tax
  benefit..................................................        3.0        1.2         --         --        7.5
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $    10.3  $    36.3  $    84.0  $    42.7  $    31.9
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Earnings per common share:
  Income before extraordinary charge.......................  $    0.32  $    1.32  $    3.03  $    1.64  $    1.31
  Extraordinary charge.....................................        .17        .06         --         --        .25
                                                             ---------  ---------  ---------  ---------  ---------
  Net income...............................................  $    0.15  $    1.26  $    3.03  $    1.64  $    1.06
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Earnings per common share--assuming dilution:
  Income before extraordinary charge.......................  $    0.30  $    1.22  $    2.83  $    1.50  $    1.27
  Extraordinary charge.....................................        .16        .05         --         --        .24
                                                             ---------  ---------  ---------  ---------  ---------
  Net income...............................................  $    0.14  $    1.17  $    2.83  $    1.50  $    1.03
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                       DECEMBER 31,       JUNE 30,
                                                                                   --------------------     1998
                                                                                     1996       1997     (UNAUDITED)
                                                                                   ---------  ---------  -----------
                                                                                             (IN MILLIONS)
FINANCIAL POSITION (AT END OF PERIOD):
  Total assets...................................................................  $   842.8  $   863.8   $   893.5
  Total debt (including current portion).........................................  $   463.8  $   353.5   $   364.6
  Stockholders' equity...........................................................  $   158.7  $   294.1   $   321.6

    On October 27, 1998, the Company announced operating results for its third quarter and the nine months ended September 30, 1998.

    Net sales for the third quarter 1998 were $387.3 million compared to $445.2 million for the third quarter 1997, primarily reflecting a marked decline in copper costs during 1998.

    Net income for the third quarter 1998 was $16.8 million, or $.59 per share, after unusual charges of $3.6 million ($6.0 million before tax) or $.12 per share on a diluted basis. This compares to net income of $22.1 million, or $.72 per share, for the third quarter 1997.

    Net sales for the nine months ended September 30, 1998 were $1,142.4 million compared to $1,309.3 million for the same period last year. The decline in net sales is a direct result of a marked decline in copper prices during 1998.

    Net income for the nine months ended September 30, 1998 was $48.7 million, or $1.60 per share, compared to $64.7 million, or $2.21 per share, for the same period last year. Included within the year-to-date 1998 results are unusual and extraordinary charges in the amount of $11.1 million ($18.5 million before tax), or $.36 per share. The unusual charges were taken with respect to plant closure costs and an early retirement program offered to certain of the Company's senior executives. An extraordinary charge of $7.5 million ($12.5 million before tax), or $0.24 per share, was recorded in the second quarter of 1998 in conjunction with the redemption and refinancing of the Company's 10% Senior Notes.

    CERTAIN COMPANY PROJECTIONS. To the knowledge of Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the discussions and negotiations described in Section 10, the Company furnished Parent with certain financial projections which Parent and Purchaser believe are not publicly available. Neither Parent nor Purchaser verified the accuracy of such financial projections and neither Parent nor Purchaser relied on them in evaluating whether or not to proceed with the Offer.

    According to the projections, the Company has estimated that it will have net sales of $1,666.9 million and EBIT (earnings before interest and taxes) of $162.5 million, including $15.3 million of anticipated unusual charges relating primarily to plant start-up costs and the Company's upgrade of its existing business information systems, for the year ending December 31, 1999.

    IT IS THE UNDERSTANDING OF PARENT AND PURCHASER THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND PURCHASER. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER, THE COMPANY NOR ANY OF THEIR RESPECTIVE AFFILIATES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act and the Company is therefore subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as to particular dates concerning the

Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 3rd Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website (http:// www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

    Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Delaware organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 1790 Broadway, New York, New York 10019. Purchaser is a wholly owned subsidiary of Parent.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Parent is a corporation organized and existing under the laws of the State of Delaware. Its principal offices are located at 1790 Broadway, New York, New York 10019. Parent is the largest manufacturer of copper telecommunications cable in North America and serves four of the five regional bell operating companies, Sprint Corporation and GTE Corporation. Copper telecommunications cable is the most widely used medium for voice and data transmission in the local loop, the segment of the telecommunications network that connects the customer's premises to the nearest telephone switching center or center office, which comprises approximately 173 million residential and business access lines in the United States.

    Parent is a 50.1% owned subsidiary of Alpine, a corporation organized and existing under the laws of the State of Delaware. Alpine's principal offices are located at 1790 Broadway, New York, New York 10019. Alpine is an industrial holding company which, through Parent, principally manufactures and sells telecommunications and data wire and cable products and, through Premier Refractories International Inc., Alpine's 83.4% owned subsidiary, manufactures and sells refractory products and provides related services to a number of industries.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of Alpine, Parent and Purchaser and certain other information are set forth in
Schedule I hereto.

    The Parent Common Stock is listed and traded on the NYSE under the symbol "SUT."

    Set forth below are certain selected financial data relating to Parent and its subsidiaries for Parent's last three fiscal years, which have been excerpted or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the fiscal year ended April 30, 1998 and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1998, in each case filed by Parent with the Commission. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information about the Company in Section 7.

                     SUPERIOR TELECOM INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                                            FISCAL YEAR ENDED             THREE MONTHS ENDED
                                                    ----------------------------------  ----------------------
                                                    APRIL 28,   APRIL 30,   APRIL 30,    JULY 31,    JULY 31,
                                                       1996        1997        1998        1997        1998
                                                    ----------  ----------  ----------  ----------  ----------

                                                                                             (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
Net sales.........................................  $  410,413  $  463,840  $  516,599  $  131,233  $  156,874
Cost of goods sold................................     362,854     384,271     417,358     106,891     122,578
                                                    ----------  ----------  ----------  ----------  ----------
  Gross profit....................................      47,559      79,569      99,241      24,342      34,296
Selling, general and administrative expenses......      14,223      17,166      22,181       5,371       8,457
Amortization of goodwill..........................       1,556       1,726       1,715         430         446
                                                    ----------  ----------  ----------  ----------  ----------
  Operating income................................      31,780      60,677      75,345      18,541      25,393
Interest expense, net.............................     (17,006)    (12,869)     (7,815)     (2,440)     (2,456)
Preferred stock dividends of subsidiary...........      --            (319)        (37)     --          --
Other income (expense)............................          55         (24)        (32)         63        (316)
                                                    ----------  ----------  ----------  ----------  ----------
Income from continuing operations before income
  taxes...........................................      14,829      47,465      67,461      16,164      22,621
Provision for income taxes........................      (6,722)    (18,989)    (26,786)     (6,436)     (9,098)
                                                    ----------  ----------  ----------  ----------  ----------
  Income before extraordinary (loss)..............       8,107      28,476      40,675       9,728      13,523
Extraordinary (loss) on early extinguishment of
  debt............................................      (2,645)     --          --          --          --
                                                    ----------  ----------  ----------  ----------  ----------
Income before minority interest...................       5,462      28,476      40,675       9,728      13,523
Minority interest in earnings of subsidiary.......      --          --          --          --            (364)
                                                    ----------  ----------  ----------  ----------  ----------
Net income........................................  $    5,462  $   28,476  $   40,675  $    9,728  $   13,159
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------
Basic net income per share........................              $     1.13(1) $     2.52 $     0.60 $     0.81
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Diluted net income per share......................              $     1.12(1) $     2.46 $     0.59 $     0.79
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------

                                                                         APRIL 30,      APRIL 30,      JULY 31,
                                                                           1997           1998           1998
                                                                       -------------  -------------  ------------
                                                                                                     (UNAUDITED)

                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital......................................................   $    47,617    $    38,532    $   33,669
Total assets.........................................................       238,108        232,243       312,404
Total debt, including intercompany...................................       122,089         75,380        91,855
Total stockholders' equity...........................................        44,028         82,206        92,169

------------------------

(1) Parent completed an initial public offering in October 1996. Parent thus determines basic and diluted net income per share for the period from October 1996 to April 30, 1997 based on net income for the seven months ended April 30, 1997 of $17,390.

    Except as described in this Offer to Purchase and in the Stockholders Agreement, (i) none of Purchaser, Parent, Alpine nor, to the best knowledge of Purchaser, Parent and Alpine, any of the persons listed in Schedule I to this Offer to Purchase or any affiliate or majority-owned subsidiary of Purchaser, Parent, Alpine or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent, Alpine nor, to the best knowledge of Purchaser, Parent and Alpine, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and in the Stockholders Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent, Alpine nor, to the best knowledge of Purchaser, Parent and Alpine, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, neither Purchaser, Parent, Alpine nor, to the best knowledge of Purchaser, Parent and Alpine, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, Alpine or any of their respective subsidiaries or, to the best knowledge of Purchaser, Parent and Alpine, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. FINANCING OF THE OFFER AND THE MERGER.

    The total amount of funds required by Purchaser to consummate the Offer and the Merger (including the refinancing of certain existing indebtedness of Parent and the Company) and to pay related fees and expenses is estimated to be approximately $1.35 billion. Purchaser will obtain all of such funds from Parent. Parent currently intends to provide such funds from loans available pursuant to a Senior Secured Credit Facility (the "Credit Facility") to be entered into by Parent, the Company, certain subsidiaries of Parent and the Company, various lenders and Bankers Trust Company (an affiliate of BT Wolfensohn), as administrative agent ("Bankers Trust"). Parent has received a commitment letter dated October 21, 1998 (the "Commitment Letter") in which Bankers Trust has agreed, subject to certain customary conditions, to provide the Credit Facility in an aggregate amount up to $1.45 billion in order to finance the acquisition of the Company, to refinance certain existing indebtedness of Parent and the Company, to pay related fees and expenses and to provide for the working capital requirements of Parent or its subsidiaries (including the Company). The following is a summary of the anticipated material terms and conditions of the Credit Facility. This summary does not purport to be a complete description of the Credit Facility and is subject to the detailed provisions of the loan agreement and various related documents to be negotiated and entered into in connection with the Credit Facility.

    Proceeds of the Credit Facility will be used to finance the Offer, to refinance certain existing indebtedness of Parent and the Company and to pay related fees and expenses, and, with respect to the revolving credit facility described below, for general corporate purposes of Parent and its subsidiaries (including the Company and its subsidiaries).

    The Credit Facility will be comprised of three tranches of term loans and a revolving credit facility. Interest on amounts outstanding under the Credit Facility will be based upon either (i) the Federal Reserve reported certificate of deposit rate, Bankers Trust's prime lending rate or an adjusted certificate of deposit rate or (ii) the Eurodollar rate plus, in each case, an applicable margin, a variable component which, in certain circumstances, will be subject to adjustment based on the leverage ratio maintained by Parent. The borrowers will also pay Bankers Trust underwriting and administrative fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for commitments of this type. The three tranches of term loans will have five and one-half, seven and eight year terms, and the revolving credit facility will have a five and one-half year term. Each of the term loans will require periodic mandatory amortization payments.

    The obligations of each of Parent and the Company under the Credit Facility will be unconditionally guaranteed by the other party and their respective obligations will be guaranteed by certain of their respective subsidiaries, including Purchaser. The indebtedness incurred under the Credit Facility will also be secured by a first priority lien on substantially all the assets of Parent, the Company and their subsidiaries, including Purchaser, other than "margin stock," including Company Common Stock owned by Purchaser after consummation of the Offer.

    The obligations of the lenders under the Credit Facility to advance funds is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, Parent will be subject to certain customary affirmative and negative covenants in the Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) mergers and acquisitions,
(iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, (vii) capital expenditures, (viii) the making of investments and (ix) dividends and other payments with respect to equity interests.

    Bankers Trust's commitment to provide the Credit Facility is conditioned on, among other things: (1) since June 30, 1998 in the case of the Company and since July 31, 1998 in the case of Parent, nothing having occurred (and the lenders having become aware of no facts or conditions not previously known) which Bankers Trust shall reasonably determine could reasonably be expected to have a material adverse effect on the rights or remedies of Bankers Trust or lenders under the Credit Facility, or on the ability of Parent and its subsidiaries (including the Company) to perform their obligations to the lenders under the Credit Facility, or which could reasonably be expected to have a material adverse effect on the Offer and related transactions or the business, property, assets, nature of assets, liabilities or condition (financial or otherwise) of Parent and its subsidiaries or the Company and its subsidiaries, in each case, taken as a whole, and both before and after giving effect to the Offer and related transactions; (2) there having been no material adverse change after the date hereof to the syndication market for credit facilities similar in nature to the Credit Facility and there not having occurred and been continuing a material disruption of or material adverse change in financial, banking or capital markets that would have a material adverse effect on the syndication, in each case as determined by Bankers Trust in its reasonable discretion and (3) the negotiation, execution and delivery on or before April 30, 1999 of definitive documentation with respect to the Credit Facility.

    The Offer is subject to a financing contingency. See Section 14.

    It is anticipated that the indebtedness incurred through borrowing under the Credit Facility will be repaid from funds generated internally by Parent and its subsidiaries, including the Company and its subsidiaries, and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based upon Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; STOCKHOLDERS AGREEMENT; VOTING AGREEMENT.

BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    In March 1998, Steven S. Elbaum, Chairman of the Board of Directors, President and Chief Executive Officer of Parent, and Robert D. Lindsay, a representative of Bessemer Holdings, L.P., a principal stockholder of the Company ("Bessemer"), had a meeting during which Mr. Elbaum suggested a possible transaction between Parent and the Company. Following this meeting, representatives of Parent and the Company met to begin exploration of such a possible transaction, and Parent retained BT Wolfensohn to act as its financial advisor. While no specific terms were discussed, the general terms of a range of possible transactions were reviewed, all involving the receipt of a mix of Parent stock and cash by stockholders of the Company in exchange for their shares of Company Common Stock. On April 24, 1998, Parent and a subsidiary of the Company entered into a mutual confidentiality agreement (the "Confidentiality Agreemement"). By mid-May 1998, because of a widening disparity between the price of the stock of the Company and that of the stock of Parent, representatives of both Parent and the Company agreed to halt negotiations regarding a possible transaction.

    Parent has been advised by the Company that, in June 1998, a representative of another company ("Company A") contacted Mr. Lindsay in order to explore Bessemer's interest in a possible transaction between Company A and the Company. In light of the then-recent fall in the Company's stock price, and given Bessemer's belief that the Company's stock would increase in price in the near future, Bessemer determined that the time was not right for such a transaction and deferred any further conversation regarding such a transaction.

    In early August 1998, Mr. Elbaum called Mr. Lindsay to request a meeting. Messrs. Elbaum and Lindsay met on August 11, 1998, at which time Mr. Elbaum suggested that the parties reopen negotiations regarding a possible transaction between Parent and the Company. Messrs. Elbaum and Lindsay discussed the increased disparity between the respective prices of the stocks of the two companies since April. Mr. Lindsay indicated that the transaction structure under consideration in April remained problematic in current market conditions. It was agreed that Mr. Elbaum would consider alternative transaction structures designed to give full value to stockholders of the Company in the then current market environment.

    On September 15, 1998, Mr. Elbaum called Mr. Lindsay to propose a transaction between Parent and the Company in which the stockholders of the Company would receive consideration with a value of between $30-$35 per Share, with a significant portion of such consideration to be paid in cash. Mr. Lindsay informed the management of the Company of this proposal.

    Parent has been advised by the Company that, on September 16, 1998, representatives of Company A met with representatives of Bessemer to discuss Bessemer's interest in a possible transaction between Company A and the Company.

    On September 25, 1998, representatives from Bessemer met with Mr. Elbaum to discuss a possible transaction between Parent and the Company. The parties agreed that a transaction similar to that suggested by Mr. Elbaum on September 15 was worth exploring. Over the course of the next few weeks, representatives of the Company, Bessemer and their financial advisors met with representatives of Parent, BT Wolfensohn and Bankers Trust (Parent's lead bank lender) to discuss the prospective transaction between Parent and the Company and to exchange information, including a presentation by the Company's management.

    Parent has been advised by the Company that, on October 7, 1998, Company A sent a letter to the Company that reiterated Company A's continued interest in a transaction with the Company and included various financial analyses prepared by the financial advisor to Company A. Although no particular structure was identified in the letter, the financial analyses suggested a stock-for-stock transaction at the then-prevailing market prices. The financial advisor to Company A also contacted Mr. Lindsay inquiring as to Bessemer's interest in a transaction involving Company A and the Company.

    On October 12, 1998, representatives of the Company, Bessemer, Parent and their respective legal and financial advisors met to discuss the terms and conditions and structure of the proposed transaction, including the terms and conditions of the proposed non-cash consideration and the terms of any agreement by Bessemer to commit to support the transaction.

    Following the October 12, 1998 meeting, representatives of the Company, Bessemer and the Company's financial advisors met with representatives of Parent and Alpine, who presented an overview of Parent's business, including a description of the lines of business, historical financial performance and recent acquisitions.

    On October 14, 1998, at a regularly scheduled meeting of the board of directors of parent (the "Parent Board"), the directors discussed the proposed transaction with the Company. The members of the Parent Board discussed the valuation and structure of the proposed transaction, as well as the strategic and other benefits and risks presented by it, and examined and discussed a report on the Company that had been previously prepared by BT Wolfensohn. The Parent Board determined that it would be advisable for management of Parent to continue its discussions with representatives of the Company.

    Parent has been advised by the Company that, on or around October 15, 1998, the chief executive officer of Company A called both Steven R. Abbott, Chairman and Chief Executive Officer of the Company, and Mr. Lindsay regarding the Company's interest in discussions concerning a transaction between Company A and the Company.

    During the period from October 12 to October 21, 1998, Parent, the Company and their respective legal and financial advisors conducted further negotiations of the terms of the transaction and conducted additional due diligence.

    On October 19, 1998, the Company held a telephonic meeting of the Board. The Board, with the assistance of financial advisors and legal counsel, discussed the principal terms of the proposed transaction. Representatives of Goldman, Sachs & Co. and Chase Securities Inc. (the Company's financial advisors) discussed the proposed transaction from a financial point of view.

    On October 20, 1998, the Parent Board met again. A representative of BT Wolfensohn made a presentation and orally expressed to the Board BT Wolfensohn's opinion (subsequently confirmed in writing) that the consideration to be paid by Parent pursuant to the Merger Agreement in the Offer and the Merger, taken together, was fair from a financial point of view to Parent. Following discussion among the directors of the terms of the proposed transaction, the Parent Board determined that the transaction was in the best interests of the stockholders of Parent and approved the Merger Agreement, the Offer and the Merger.

    On October 21, 1998, the Board met again. The Company's legal advisors discussed the terms of the definitive documentation for the transaction. Representatives of Goldman, Sachs & Co. and Chase Securities Inc. made a financial presentation and orally expressed to the Board their respective fairness opinions. Representatives of management discussed with the Board their views as to the implications of the proposed transaction on the Company. The Board thereafter approved, declared advisable and adopted the Merger Agreement and the Merger and approved the Offer. The Board determined that the Offer and the Merger, taken together as a unitary transaction, are fair to, and in the best interests of, the Company's stockholders.

    On October 21, 1998, following the special meeting of the Board, the Company and Parent executed the Merger Agreement and the Offer and the Merger were publically announced before U.S. financial markets opened on October 22, 1998.

    On October 28, 1998, Parent and Purchaser commenced the Offer.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement on the date of the Merger Agreement or the following day of Purchaser's intention to commence the Offer. Purchaser has commenced the Offer in accordance with the terms of the Merger Agreement.

    Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for, as promptly as practicable after the Expiration Date, all Shares validly tendered and not withdrawn. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that no change in the Offer may be made without the prior written consent of the Company which decreases the Per Share Amount, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, modifies the conditions to the Offer set forth in Section 14 hereof or imposes conditions to the Offer in addition to those set forth in Section 14 hereof, modifies or waives the Minimum Condition, or extends the Offer except as set forth in this Section 10.

    Nevertheless, Purchaser may, without the consent of the Company, (A) extend the Offer in increments of up to ten business days each if at the Expiration Date the Minimum Condition has not been satisfied or any of the other conditions set forth in Section 14 hereof have not been satisfied or waived, until such time as such conditions are satisfied or waived, and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer. In the event that (i) the Minimum Condition has not been satisfied or (ii) the condition set forth in paragraph (a) of
Section 14 hereof with respect to any action or proceeding by a governmental or regulatory authority, the condition set forth in paragraph (j) of Section 14 hereof with respect to the financing of the Offer or the HSR Condition (as defined in Section 14 hereof) has not been satisfied or waived at the Expiration Date, at the request of the Company Purchaser will extend the Expiration Date in increments of five business days each until the earliest to occur of (x) the satisfaction or waiver of the Minimum Condition or such other condition, (y) the termination of the Merger Agreement in accordance with its terms and (z) April 30, 1999.

    BOARD REPRESENTATION; DIRECTORS. The Merger Agreement provides that upon the acceptance for payment by Purchaser of Shares purchased pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Purchaser will be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate such number of directors, rounded up to the next greatest whole number, on the Board as will give Purchaser representation on the Board equal to that number of directors which equals the product of the total number of directors on the Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser (including such Shares as are accepted for payment pursuant to the Offer, but excluding shares held by the Company or any of its affiliates) bears to the number of Shares outstanding; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board, until the Effective Time the Board is required to have at least one director who is a director on the date of the Merger Agreement and who is not an executive officer of the Company (the "Independent Director"). The Merger Agreement also provides that, at such times, the Company will cause (i) each committee of the Board, (ii) if requested by Purchaser, the board of directors of each of the Company's subsidiaries and

(iii) if requested by Purchaser, each committee of such subsidiaries' boards to include persons designated by Purchaser constituting the same percentage of each such committee or board as Purchaser's designees are of the Board. The Company will, upon request by Purchaser, promptly increase the size of the Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and will cause Purchaser's designees to be so elected. The Board has approved the taking of action by stockholders of the Company, by written consent, to amend the By-Laws of the Company as may be necessary or desirable to effect the foregoing.

    Following the election or appointment of Purchaser's designees to the Board as provided above, and prior to the Effective Time, the approval of the Independent Director (or if there is more than one Independent Director, a majority of the Independent Directors) will be required to authorize (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Board (other than an amendment to eliminate cash from the consideration payable in the Merger in the event Purchaser accepts for payment and pays for the Offered Number of Shares in the Offer), (iii) any consent by the Company to any extension of the time for performance of any of the obligations or other acts of Parent or Purchaser, (iv) any waiver by the Company of compliance with any of the covenants or conditions contained in the Merger Agreement for the benefit of the Company or any other rights of the Company under the Merger Agreement and (v) any amendment or withdrawal by the Board of its recommendation of the Merger.

    THE MERGER. Following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware Law, Purchaser will be merged with and into the Company at the Effective Time. As a consequence of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will be a wholly owned subsidiary of Parent. Upon consummation of the Merger, each Ineligible Share will be canceled and retired without payment of any consideration thereof.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended as has been agreed by the parties, and further provides that the By-Laws of Purchaser will be the By-Laws of the Surviving Corporation.

    CONVERSION OF SECURITIES. As a result of the Merger, the remaining outstanding Shares will be converted into shares of Parent Preferred Stock. As more completely described below, if fewer than the Offered Number of Shares is purchased in the Offer, the remaining Company stockholders will receive in the Merger shares of Parent Preferred Stock and cash for their Shares so that the aggregate cash and stock consideration paid in the Offer and the Merger combined is the same as if the Offer had been fully subscribed. At the Effective Time, each remaining outstanding Share (other than Ineligible Shares and Dissenting Shares) will be converted automatically into the right to receive, subject to adjustment to remove fractional shares, (i) 0.64 of a fully paid and non-assessable share of Parent Preferred Stock; provided, however, that if Purchaser accepts for payment and pays for less than the Offered Number of Shares in the Offer, then the Exchange Ratio will be adjusted and the Adjusted Exchange Ratio will be equal to the product of the Exchange Ratio and a fraction
(A) the numerator of which is equal to (x) the Final Outstanding Number plus (y) the Accepted Share Number minus (z) the Offered Number and (B) the denominator of which is the Final Outstanding Number and (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding proviso, an amount in cash equal to the product of the Per Share Amount and a fraction (A) the numerator of which is the amount by which the Offered Number exceeds the Accepted Share Number and
(B) the denominator of which is the Final Outstanding Number.

    Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock, par value $0.01 per share, of the Surviving Corporation. In addition, as of the date of consummation of the Offer, all outstanding unexercised options to purchase Company Common Stock granted under the Company's Amended and Restated Stock Option Plan (the "Employee Plan") and the Company's 1997 Stock Option Plan for Nonemployee Directors (the "Directors' Plan" and, together with the Employee Plan, the "Stock Option Plans") or pursuant to any other arrangement adopted by the Board to provide options, warrants or other rights to purchase capital stock of the Company to directors, officers or employees of the Company (in any such case, an "Option") will be canceled and each holder of an unexercised Option will be entitled to receive a cash payment equal to the product of (x) the number of shares of Company Common Stock underlying such unexercised Option and (y) the excess of
(1) the Per Share Amount over (2) the per share exercise price of the unexercised Option.

    The Merger Agreement provides that, at the sole option of Parent and with the consent of the Independent Director (or if there is more than one Independent Director, the Independent Directors), which consent may not be unreasonably withheld, Parent may, prior to the mailing of the Prospectus/Proxy Statement (as defined below) to the stockholders of the Company, substitute for the Parent Preferred Stock to be issued in the Merger convertible preferred securities having economic and other material terms and conditions equivalent to the Parent Preferred Stock, as determined by the board of directors of Parent with the concurrence of a majority of the Independent Directors, but representing undivided beneficial interests in the assets of a statutory business trust created under Delaware Law, of which all of the beneficial interests in the assets of such trust represented by common securities are owned by Parent.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including the following representations by the Company: organization and qualification; subsidiaries; Certificate of Incorporation and By-Laws; capitalization; authority relative to the Merger Agreement; material contracts; no conflict, required filings and consents; compliance with law, permits; Commission filings, financial statements; absence of certain changes or events; no undisclosed liabilities; absence of litigation; employee benefit plans; employment agreements; labor matters; restrictions on business activities; taxes; environmental matters; brokers; intellectual property; vote required; opinions of financial advisors; and year 2000 compliance.

    CONDUCT OF BUSINESS. Under the Merger Agreement, the Company has covenanted and agreed that during the period from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the election of Purchaser's designees representing at least a majority of the members of the Board, unless Parent otherwise agrees in writing and unless otherwise expressly permitted under the Merger Agreement, the Company will conduct its business and will cause the businesses of its subsidiaries to be conducted, and the Company and its subsidiaries will not take any action except, in the ordinary course of business and in a manner consistent with past practice; and the Company will use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. The Merger Agreement provides that, except as contemplated therein, neither the Company nor any of its subsidiaries will, during the period from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the election of Purchaser's designees representing at least a majority of the members of the Board, directly or indirectly, do or propose to do, any of the following without the prior written consent of Parent: (a) amend or otherwise change the Company's or any of its subsidiaries' Certificate of Incorporation or By-Laws; (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to the exercise of Options under the

Stock Option Plans, which Options are outstanding on the date of the Merger Agreement); (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets); (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under the Stock Option Plans or authorize cash payments in exchange for any such Options; (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing; (f) sell, transfer, license, sublicense or otherwise dispose of any material current patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade names and any applications therefor owned by the Company (the "Company Intellectual Property") (other than in the ordinary course of business consistent with past practice) or amend or modify any existing agreements with respect to any material Company Intellectual Property or any material third-party patents, trademarks or copyrights which are incorporated in, are or form a part of any product of the Company; (g) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money (other than indebtedness incurred under existing credit facilities in the ordinary course of business consistent with past practice) or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except to employees in the ordinary course consistent with past practice; (iii) enter into or amend any contract or agreement other than in the ordinary course of business; (iv) authorize or make any capital expenditures or purchase of fixed assets that are not currently budgeted and that in the aggregate exceed $500,000; (v) terminate any material contract or amend any of its material terms (other than amendments to existing credit arrangements designed to remedy defaults thereunder); or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by (i) through (v); (h) increase the compensation payable or to become payable to its officers or directors or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its subsidiaries or establish, adopt, enter into or, except as required by law, terminate or amend in any material respect any employee benefit plan; (i) take any action, other than as required by generally accepted accounting principles, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable); (j) make any material tax election inconsistent with past practice or settle or compromise any material tax liability, except to the extent the amount of any such settlement or compromise has been reserved for on the consolidated financial statements contained in the Company's reports filed with the Commission or would not have a material adverse effect on the Company;
(k) pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; (1) except as may be required by law, take any action to terminate or amend any employee benefit plan; (m) permit any material increase in the number of employees of the Company or any of its subsidiaries employed by the Company or any of its subsidiaries, as the case may be, on the date of the Merger Agreement other than pursuant to an employee benefit plan to be agreed to by the Company and Parent as promptly as practicable after the date of the Merger Agreement, acting reasonably and in good faith; or (n) take or fail to take, or agree in writing or otherwise to take or fail to take, any of the actions described in (a) through (m) above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants under the Merger Agreement or result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied.

    PROSPECTUS/PROXY STATEMENT; REGISTRATION STATEMENT; STOCKHOLDERS
MEETINGS. As promptly as practicable after the execution of the Merger Agreement, Parent and the Company will prepare and file with the Commission a proxy statement relating to the meeting of the Company's stockholders (the "Company Stockholders' Meeting") and the meeting of Parent's stockholders (the "Parent Stockholders' Meeting") to be held in connection with the Merger (the "Prospectus/Proxy Statement") and Parent will prepare and file with the Commission a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Preferred Stock in the Merger (the "Registration Statement"). The Merger Agreement provides that Parent and the Company will each use all reasonable efforts to have the Registration Statement declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after its filing, and promptly thereafter mail the Prospectus/Proxy Statement to the Company's and Parent's stockholders.

    The Company will, in accordance with Delaware Law and the Company's Certificate of Incorporation and By-Laws, call and hold the Company Stockholders' Meeting as promptly as practicable, but in no event more than 45 days after the Registration Statement is declared effective, for the purpose of considering and voting upon the approval of the Merger. Subject to its fiduciary duties under applicable law, the Company will take all lawful actions to solicit the approval of the Merger by the Company's stockholders. Parent and Purchaser have agreed to cause all Shares purchased pursuant to the Offer and all other Shares owned by them or any of their subsidiaries or affiliates to be voted in favor of the Merger Agreement and the Merger. In addition, Parent will, in accordance with Delaware Law and Parent's Certificate of Incorporation and By-Laws, take all action necessary to convene a meeting of holders of Parent Common Stock as promptly as practicable for the purpose of considering and voting upon the approval of an amendment to Parent's Certificate of Incorporation to authorize additional shares of preferred stock, par value $0.01 per share, of Parent and the issuance of Parent Preferred Stock in accordance with the terms of the Merger Agreement (the "Parent Preferred Stock Matters"). Pursuant to the Voting Agreement, Alpine has, among other things, agreed that it will, at any such meeting (or in connection with any written consent of such stockholders), vote (or cause to be voted) all shares of Parent Common Stock then held of record by it or which it has the right to vote in favor of the Parent Preferred Stock Matters. The Voting Agreement is more fully described below.

    NO SOLICITATION. Pursuant to the Merger Agreement, the Company has agreed that it will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the consolidated assets or equity securities of the Company or any of its subsidiaries, other than transfers of Company Common Stock between and among entities associated or affiliated with the Stockholders (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company has further agreed that it will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement prevents the Company or the Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time prior to the earlier to occur of (x) payment for Shares pursuant to the Offer or
(y) the approval of the Merger by the requisite vote of the stockholders of the Company (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement; (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal"). The Company has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of the Merger Agreement with respect to any of the foregoing. The Company has further agreed that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this paragraph of the above obligations as well as those contained in the Confidentiality Agreement. The Company will notify Parent immediately if any inquiries, proposals or offers are received by, any information requested from, or any discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter will keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each person that has previously executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information that has been furnished to such person by or on behalf of it or any of its subsidiaries.

    EMPLOYMENT MATTERS. Under the Merger Agreement, for not less than one year following the Effective Time, Parent will cause the Surviving Corporation to maintain compensation and employee benefits plans and arrangements and perquisites for employees of the Company and its subsidiaries that, in the aggregate, are substantially comparable to those provided pursuant to their compensation and employee benefit plans and arrangements and perquisites in effect on the date of the Merger Agreement. However, Parent and the Surviving Corporation will have the right, in the good faith exercise of their managerial discretion, to terminate or make changes or cause changes to be made in the compensation, benefits and other terms of employment of any employee and to terminate the employment of any employee. Parent will also cause the Surviving Corporation to perform the Company's obligations under individual termination benefits agreements entered into between the Company and each of its executive officers, unless any such officer agrees otherwise.

    INDEMNIFICATION. The Merger Agreement provides that the Certificate of Incorporation of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of individuals who between the date of the Merger Agreement and the Effective Time were directors or officers of the Company, unless such modification is required by law.

    The Merger Agreement also provides that after the election of Purchaser's designees representing at least a majority of the members of the Board, the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless each director and officer of the Company or any of its subsidiaries

(collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission by such director or officer by virtue of his holding the office of director or officer occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation and Parent and (ii) neither the Surviving Corporation nor Parent will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld).

    The Merger Agreement further provides that, for a period of six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time. However, Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid by the Company as of the date of the Merger Agreement for such insurance (such 150% amount (currently represented to be $288,000), the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. Nevertheless, if such insurance coverage cannot be obtained at all, Parent will purchase all available extended reporting periods with respect to pre-existing insurance in an amount that, together with all other insurance purchased, does not exceed the Maximum Premium. Parent has agreed not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this paragraph.

    LISTING AND DELISTING. Pursuant to the Merger Agreement, Parent will use its best efforts to cause the shares of Parent Preferred Stock to be issued in the Merger, the shares of Parent Common Stock issuable upon conversion thereof, and the Exchange Debentures prior to or upon issuance thereof, to be approved for listing on the NYSE. In addition, the Surviving Corporation will use its best efforts to cause the Shares to be delisted from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (a) the Registration Statement has become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Prospectus/Proxy Statement has been initiated or threatened by the Commission; (b) the Merger Agreement and the transactions contemplated by the Merger Agreement have been approved and adopted by the requisite vote of the stockholders of the Company and the Parent Preferred Stock Matters have been approved and adopted by the requisite vote of the stockholders of Parent; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar binding legal restraint or prohibition preventing the consummation of the Merger is in effect, and there has not been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and (d) Parent, Purchaser or their affiliates have purchased, or caused to be purchased, the Shares pursuant to the Offer or pursuant to the Stockholders Agreement.

    In addition, the obligation of the Company to effect the Merger is subject to the condition that the shares of Parent Preferred Stock to be issued in the Merger and the shares of Parent Common Stock issuable upon conversion thereof have been approved for listing, subject to official notice of issuance, on the NYSE.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company: (a) by mutual written consent duly authorized by the respective boards of directors of Parent and the Company; or (b) by either Parent or the Company if the Merger has not been consummated by October 31, 2000 (provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (d) by Parent or the Company if Shares have not been purchased pursuant to the Offer or the Stockholders Agreement prior to April 30, 1999 (provided that Parent or the Company, as applicable, is not then in material breach of the Merger Agreement); or (e) as long as Shares have not been purchased pursuant to the Offer or the Stockholders Agreement, by Parent if (i) the Board withdraws, modifies or changes its recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to Parent or has resolved to do so or (ii) the Board has recommended, taken a "neutral" position with respect to, resolved to accept or accepted an Acquisition Proposal; or (f) as long as Shares have not been purchased pursuant to the Offer or the Stockholders Agreement, by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement or if any representation or warranty of the Company has become untrue, in either case, such that the breach would give rise to the failure of a condition set forth in
Section 14 hereof (a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than April 30, 1999) by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate the Merger Agreement under this provision until the expiration of such period without such Terminating Breach having been cured; or (g) by the Company if, as of an Expiration Date occurring later than 150 days after the commencement by Purchaser of the Offer, all of the conditions to the Offer set forth in Section 14 hereof have been satisfied or waived except for the condition set forth in paragraph (j) thereof; provided, that the Company may not terminate the Merger Agreement if the Company's failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure to satisfy such condition; or (h) by Parent if the Offer has expired or has been terminated in accordance with the terms set forth in the Merger Agreement without Shares having been purchased pursuant to the Offer.

    In the event of the termination of the Merger Agreement, the Merger Agreement provides that it will become void and there will be no liability thereunder on the part of any party thereto (or any of its affiliates, directors, officers, employees, agents, legal and financial advisors or other representatives) except (i) under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination and (ii) nothing contained in the Merger Agreement will relieve any party from liability or damages resulting from any breach of the Merger Agreement.

    Except as described below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    The Company has agreed to pay Parent a fee of $25,000,000 (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent, not in excess of $5,000,000, relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Parent's counsel), upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by Parent pursuant to clause (e) above and the Minimum Condition is not satisfied at the Expiration Date following the occurrence of the event giving rise to Parent's right to terminate the Merger Agreement pursuant to such clause; or (ii) the termination of the Merger Agreement by Parent pursuant to clause (h) above if any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has publicly made an Acquisition Proposal, the Offer has remained open until at least the Expiration Date following the date such Acquisition Proposal is made and the Minimum Condition is not satisfied at the Expiration Date; or (iii) the termination of the Merger Agreement by Parent pursuant to clause (f) above if any person or "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) has publicly made an Acquisition Proposal and the Company enters into a binding written agreement concerning a transaction that constitutes an Acquisition Proposal within one year after the date of such termination.

    Parent has agreed to pay the Company a fee of $10,000,000, plus actual, documented and reasonable out-of-pocket expenses of the Company, not in excess of $2,000,000, relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of the Company's counsel), upon the termination of the Merger Agreement by the Company pursuant to clause
(g) above if the condition set forth in paragraph (j) of Section 14 has not been satisfied due solely to the failure of one or more of the Excluded Conditions; provided, however, that no fee or expense reimbursement will be payable if the Company is then in willful material breach of its obligations under the Merger Agreement. For purposes of this paragraph, "Excluded Conditions" means the conditions precedent identified in the following paragraphs under the heading "Conditions Precedent to the Initial Loans" in Exhibit B to the Commitment
Letter: (iii) (to the extent it relates to the recommendation of the board of directors of Parent); (v) (change of control of Parent); (vii) (material adverse effect to the extent it relates to Parent); (xiii) (indebtedness of Parent) and
(xiv) (material adverse effect on markets).

    The fee payable under the preceding two paragraphs will be paid within one business day after the first to occur of the events described in such paragraphs.

STOCKHOLDERS AGREEMENT

    Pursuant to the Stockholders Agreement and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders, who beneficially own in the aggregate approximately 47.7% of the outstanding shares of Company Common Stock, have agreed to tender and sell all their Shares pursuant to the Offer and not to withdraw any Shares tendered in the Offer.

    The Stockholders have further agreed to vote all Shares held of record or beneficially owned by them (i) in favor of the Merger and the Merger Agreement and (ii) against any Acquisition Proposal or other takeover proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Stockholders Agreement or result in any breach or failure of condition under the Merger Agreement. The Stockholders also have granted Parent and certain officers of Parent an irrevocable proxy to vote their Shares in favor of the transactions contemplated by the Merger Agreement and against any Acquisition Proposal.

    In addition, each of the Stockholders has granted to Purchaser an irrevocable option (collectively, the "Stock Options") to purchase such Stockholder's Shares for a cash purchase price per Share equal to the Per Share Amount. Purchaser may exercise the Stock Options, in whole or in part, after the occurrence of certain of the events described above which would entitle Parent to receive the Fee (regardless of whether Parent exercises its right to terminate the Merger Agreement). The Stock Options will become exercisable, in whole or in part, upon any such event and will remain exercisable, in whole or in part, until 120 days after the date of such event (the "120 Day Period"), provided that the waiting period under the HSR Act has expired or been waived and there is not in effect any preliminary injunction or other order issued by any governmental authority prohibiting the exercise of the Stock Options. However, if the HSR Act waiting period has not expired or been waived or any such injunction or order is in effect, in each case on the expiration date of the 120 Day Period, the 120 Day Period will be extended until five business days after the later of the date of expiration or waiver of the HSR Act waiting period and the date of removal or lifting of such injunction or order.

    Each of the Stockholders has also agreed, in his or its capacity as a stockholder of the Company, that such Stockholder (and, if applicable, its subsidiaries or affiliates) will not (and, if applicable, such Stockholder will cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal. Each of the Stockholders has agreed to immediately cease any existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal or other takeover proposal. Finally, each of the Stockholders will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by such Stockholder in connection with such proposal, discussion, negotiation or inquiry), and the identity of the party making such proposal or inquiry, which such Stockholder may receive in respect of any such transaction.

VOTING AGREEMENT

    Pursuant to the Voting Agreement, Alpine has agreed that it will, at any meeting of the stockholders of Parent, however called, or in connection with any written consent of such stockholders, vote (or cause to be voted) all shares of Parent Common Stock then held of record by it or which it has the right to vote
(A) in favor of (1) an amendment to the Certificate of Incorporation of Parent to authorize additional shares of preferred stock, par value $0.01 per share, of Parent; (2) the issuance of Parent Preferred Stock; in the case of clauses (1) and (2) in accordance with the terms of the Merger Agreement, Delaware Law and the Certificate of Incorporation and By-Laws of Parent; and (3) any other matters submitted to the stockholders of Parent to authorize or facilitate the transactions contemplated by the Merger Agreement; and (B) against any matters submitted to the stockholders of Parent inconsistent with the transactions contemplated by the Merger Agreement.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. The Prospectus/Proxy Statement (which will constitute a prospectus for the Parent Preferred Stock issuable in the Merger, the Parent Common Stock issuable upon conversion thereof and the Exchange Debentures issuable upon exchange of the Parent Preferred Stock) containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting to be called by the Company to vote on the Merger. The Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and voting upon the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

    Promptly upon Purchaser's acceptance for payment of Shares purchased pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares (including for this purpose the Shares accepted for payment). See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    DISSENTERS' RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares may have rights pursuant to the provisions of Section 262 of Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than, or in addition to, the Per Share Amount, the market value of the Dissenting Shares, including asset values, and the investment value of the Dissenting Shares. The value so determined could be greater or lower than the Per Share Amount.

    If any holder of Shares who demands appraisal under Section 262 of Delaware Law fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in Delaware Law, the Shares of such stockholder will be converted into the right to receive the consideration payable in the Merger in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the terms of the Merger.

    A stockholder seeking to exercise dissenters' rights under Section 262 of Delaware Law may not tender his Shares in the Offer and will be further advised by the Company as to the steps necessary to exercise such rights. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF DELAWARE LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    Section 262(b) of Delaware Law provides that no dissenters' rights will be available if stockholders of a constituent corporation are required by the terms of a merger agreement to accept as consideration in a merger stock which is listed on a national securities exchange. In the event that the Offer is fully subscribed, Parent, Purchaser and the Company intend to amend the Merger Agreement to provide specifically that the remaining holders of Company Common Stock will receive as consideration in the Merger solely Parent Preferred Stock which is listed on the NYSE. In such case, holders of Company Common Stock will not be entitled to dissenters' rights.

    GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer or (iii) the Offered Number of Shares is purchased in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's business.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

12. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that the Company may not, between the date of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement or the election of Purchaser's designees representing at least a majority of the members of the Board, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to the exercise of Options under the Stock Option Plans, which Options are outstanding on the date of the Merger Agreement); or (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing. See Section 10.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their immediate families and other concentrated holdings of ten percent or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. Since Parent is only offering to purchase 22,562,135 Shares (approximately 81% of the currently outstanding Shares), it is unlikely that any of the foregoing provisions would be triggered by consummation of the Offer. However, if as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Per Share Amount.

    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of their Shares pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE or NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, subject to the terms of the Merger Agreement, Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, or payment for, Shares tendered, if, at the Expiration Date, (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer (the "HSR Condition") or
(iii) any of the following conditions exists:

        (a) there has been instituted or is pending or threatened any action or proceeding by any governmental, administrative or regulatory authority or by any other person (in the case of any suit, action or proceeding by a person other than a governmental, administrative or regulatory authority, such suit, action or proceeding having a reasonable likelihood of success in regard to the relief sought in any of clauses (i) through (v) below): (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other transactions contemplated by the Merger Agreement (the "Transactions"), or seeking to obtain material damages in connection with any

    Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a material adverse effect on the Company;

        (b) there has been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer, the Merger or any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely in the good faith judgment of Parent to result, directly or indirectly, in any of the consequences referred to in clauses
    (i) through (v) of paragraph (a) above;

        (c) after the date of the Merger Agreement, there has occurred any change, condition, event or development that has a material adverse effect on the Company;

        (d) there has occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions),
    (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities or other similar national or international crisis directly or indirectly involving the United States having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in the United States or (iv) in the case of any of the foregoing existing on the date of the Merger Agreement, in the good faith judgment of Parent a material acceleration or worsening thereof;

        (e) (i) the Board or any committee thereof has withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of the Shares other than the Offer and the Merger or (ii) the Board or any committee thereof has resolved to do any of the foregoing;

        (f) any representation or warranty of the Company in the Merger Agreement is not true and correct as if such representation or warranty was made as of the Expiration Date, except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which are determined as of such date) and (iii) where the failure to be true and correct would not, together with all other such failures, have a material adverse effect on the Company;

        (g) the Company or any other person (other than Parent or Purchaser) has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (h) the Merger Agreement has been terminated in accordance with its terms;

        (i) Purchaser and the Company have agreed that Purchaser will terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

        (j) the conditions set forth in the Commitment Letter have not been satisfied or waived or the financing contemplated thereby has not been effected;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

    The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may, subject to the terms of the Merger Agreement, be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company, the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company, in its Second Amended and Restated Certificate of Incorporation, elected not to be governed by Section 203. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law, Purchaser reserves the right to challenge the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings or otherwise, and nothing contained in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws applies to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

    Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form (the "HSR Report") with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Parent intends to file the HSR Report on October 28, 1998, so as to allow the applicable HSR Act waiting period for the Offer to expire on or prior to 11:59 p.m., New York City time, on November 11, 1998. Pursuant to the HSR Act, Parent intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. FEES AND EXPENSES.

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    BT Wolfensohn (a division of BT Alex. Brown Incorporated), financial advisor to Parent in connection with the acquisition of the Company, is acting as Dealer Manager for the Offer. Parent has agreed to pay BT Wolfensohn for all of the services rendered to Parent in connection with the Offer and the Merger, including services as Dealer Manager, a fee of $7,000,000, 25% of which was payable upon the execution of the Merger Agreement and the remainder of which is payable upon the closing of the Offer. Parent has also agreed to reimburse BT Wolfensohn for all reasonable out-of-pocket expenses incurred by it, including the reasonable fees and expenses of legal counsel, and to indemnify BT Wolfensohn against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Purchaser and Parent have retained D.F. King & Co., Inc., as the Information Agent, and American Stock Transfer & Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    The Information Agent and the Depositary will receive reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          SUT Acquisition Corp.
October 28, 1998

    Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depository at its address set forth below.

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                          ALPINE, PARENT AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF ALPINE. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the last five years, of each director and executive officer of Alpine. Unless otherwise indicated, the current business address of each person is 1790 Broadway, New York, New York 10019. Unless otherwise indicated, each such person is a citizen of the United States of America and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Alpine.

DIRECTORS

Kenneth G. Byers, Jr.........................  President of Byers Engineering Company, a
                                               telecommunications technical services firm
                                               (6285 Barfield Road, Atlanta, Georgia 30328).

Steven S. Elbaum.............................  Chairman of the Board of Directors and Chief
                                               Executive Officer since 1984; Chairman of the
                                               Board of Directors of Parent, Cables of Zion
                                               United Works, Ltd., an Israel-based, publicly
                                               traded wire and cable manufacturer and
                                               Parent's 51% owned subsidiary ("COZ"), and
                                               PolyVision Corporation, an information
                                               display company ("PolyVision") (29 Laing
                                               Avenue, Dixonville, Pennsylvania 15734).

Randolph Harrison............................  Private investor and consultant to Poten &
                                               Partners, Inc., an energy and shipping
                                               industry consulting firm (885 Third Avenue,
                                               New York, New York 10022). Current residence
                                               address is 22 Frost Mill Road, Mill Neck, New
                                               York 11765.

John C. Jansing..............................  Private investor; a director of Vestaur
                                               Securities, Inc. and 14 Lord Abbett mutual
                                               funds. Current residence address is 162 South
                                               Beach Road, Hobe Sound, Florida 33455.

Ernest C. Janson, Jr.........................  A partner with Coopers & Lybrand LLP, independent public accountants, until his
                                               retirement in 1985. Current residence address
                                               is 216 Roger Webster, Williamsburg, Virginia
                                               23185.

James R. Kanely..............................  Private investor; President and Chief
                                               Operating Officer from November 1993 to
                                               October 1995; prior thereto, President of
                                               Superior TeleTec Inc. Current residence
                                               address is 4600 Pinot Noir Drive, Braselton,
                                               Georgia 30517.

Bragi F. Schut...............................  Executive Vice President since 1986.

EXECUTIVE OFFICERS

Steven S. Elbaum.............................  Chairman of the Board of Directors and Chief
                                               Executive Officer since 1984; Chairman of the
                                               Board, President and Chief Executive Officer
                                               of Parent since 1996.

Bragi F. Schut...............................  Executive Vice President since 1986.

Stephen M. Johnson...........................  Executive Vice President and Chief Operating
                                               Officer since November 1995. President of
                                               Premier Refractories Inc. (a subsidiary of
                                               Alpine) from April 1994 through October 1995.
                                               From January 1994 to April 1994, he was an
                                               independent consultant. From 1987 through
                                               1993, President of Climax Metals Company, a
                                               minerals mining and chemical subsidiary of
                                               Amax, Inc. (101 Merrick Parkway, Norwalk,
                                               Connecticut).

David S. Aldridge............................  Chief Financial Officer since November 1993 and Treasurer since January 1994. Chief
                                               Financial Officer and Treasurer of Parent
                                               since 1996. Prior to 1994, he was Chief
                                               Financial Officer of Superior TeleTec Inc.
                                               until its merger with and into Alpine in
                                               November 1993.

Stewart H. Wahrsager.........................  Senior Vice President, General Counsel and
                                               Secretary since January 1996 and Secretary of
                                               Parent since 1996. Prior thereto, he was a
                                               partner in the New York law firm of Rubin
                                               Baum Levin Constant & Friedman (30
                                               Rockefeller Plaza, New York, New York 10112)

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the last five years, of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 1790 Broadway, New York, New York 10019. Unless otherwise indicated, each such person is a citizen of the United States of America and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

DIRECTORS

Steven S. Elbaum.............................  Chairman of the Board of Directors, President
                                               and Chief Executive Officer since 1996;
                                               Chairman of the Board of Directors and Chief
                                               Executive Officer of Alpine since 1984;
                                               Chairman of the Board of Directors of COZ and
                                               PolyVision.

Eugene P. Connell............................  Retired Chairman of Lynch Interactive
                                               Corporation, an owner and operator of
                                               independent telephone companies throughout
                                               the United States. From January 1996 to June
                                               1996, he served as Vice President--Global
                                               Markets Integration of NYNEX Corporation.
                                               From October 1992 to January 1996, he served
                                               as President, Chief Executive Officer and
                                               Director of NYNEX CableComms Group, a
                                               provider of telecommunications services and
                                               cable television in the United Kingdom.
                                               Current residence address is 38 Sherwood
                                               Road, Tenafly, New Jersey 07670.

Robert J. Levenson...........................  Executive Vice President and a director of
                                               First Data Corp., a provider of transaction
                                               processing and information services, since
                                               May 1993 (401 Hackensack Avenue, Hackensack,
                                               New Jersey 07601).

Bragi F. Schut...............................  Executive Vice President of Alpine since
                                               1986; a director of Alpine since 1983.

Charles Y.C. Tse.............................  Former Vice-Chairman and President of
                                               international operations of Warner Lambert
                                               Company, a major pharmaceutical and consumer
                                               products company (300 Park Avenue, New York,
                                               New York 10022). Current residence address is
                                               955 Park Avenue, New York, New York 10028.

EXECUTIVE OFFICERS

Steven S. Elbaum.............................  Chairman of the Board, President and Chief
                                               Executive Officer since 1996; Chairman of the
                                               Board of Directors and Chief Executive
                                               Officer of Alpine since 1984.

Justin F. Deedy, Jr..........................  Senior Vice President since July 1996 and
                                               President of Parent's wholly owned
                                               subsidiary, Superior Telecommunications Inc.,
                                               since July 1993.

David S. Aldridge............................  Chief Financial Officer and Treasurer since
                                               1996; Chief Financial Officer of Alpine since
                                               November 1993 and Treasurer of Alpine since
                                               January 1994. Prior to 1994, he was Chief
                                               Financial Officer of Superior TeleTec Inc.
                                               until its merger with and into Alpine in
                                               November 1993.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The directors of Purchaser are Steven S. Elbaum, Bragi F. Schut and David S. Aldridge. The executive officers of Purchaser are Steven S. Elbaum (Chairman of the Board, President and Chief Executive Officer), David S. Aldridge (Treasurer) and Stewart H. Wahrsager (Secretary). The biographical information for such directors and executive officers is listed above.

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                                                        BY FACSIMILE TRANSMISSION:
     BY MAIL, HAND OR OVERNIGHT DELIVERY             (For Eligible Institutions Only)

               40 Wall Street
                 46th Floor                                   (718) 234-5001
          New York, New York 10005

                                                CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE:

                                                              (718) 921-8200

                            ------------------------

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of the Guaranteed Delivery may be obtained from the Dealer Manager or the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 431-9642

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 BT Wolfensohn

                          A DIVISION OF BT ALEX. BROWN
                            One Bankers Trust Plaza
                               130 Liberty Street
                            New York, New York 10006
                         (212) 250-6000 (call collect)